Exhibit 99.1

Press Release
2200 West Parkway Boulevard Salt Lake City, Utah 84119-2331 www.franklincovey.com

FRANKLIN COVEY REPORTS 2017 FIRST QUARTER FINANCIAL RESULTS

All Access Pass Contracts Invoiced and Related Revenue Total $6.3 million in the First Quarter of Fiscal 2017 Compared with $0.4 million in the First Quarter of Fiscal 2016
Strong Pipeline Growth as Company Expands Sales Force
Solid Revenue Performance from New China Offices and Education Division
Company Reaffirms Guidance for Fiscal 2017

Salt Lake City, Utah – Franklin Covey Co. (NYSE: FC), a global performance improvement company that creates and distributes world-class content, training, processes, and tools that organizations and individuals use to transform their results, today announced financial results for its fiscal 2017 first quarter, which ended on November 26, 2016.

Introduction

Since the Company traditionally recognizes the majority of its earnings during the third and fourth quarters of each fiscal year, the first quarter is an important quarter in which to make investments that establish the foundation for growth later in the fiscal year and in future periods.  During the first quarter of fiscal 2017, the Company opened three new direct sales offices in China, hired new client partners and additional Education practice coaches, and continued to develop and expand its All Access Pass offering.  The Company’s newly opened offices in China met expectations during the quarter, recognizing $3.0 million of sales.  The transition of the China operations from a licensee partner to a direct office has gone well, and the Company expects continued favorable performance from these offices in the future.  The Company continues to expand its sales force and hired many new client partners and Education practice coaches near the end of the fourth quarter of fiscal 2016 and in the first quarter of fiscal 2017.  As these new sales personnel ramp, the Company anticipates that they will contribute to expected fiscal 2017 sales.

The Company also continues to invest in its recently introduced All Access Pass (AAP) offering.  The Company launched the AAP on a very limited basis in the first quarter of fiscal 2016 and fully launched this offering in late January 2016 at its regional sales offices that serve the United States and Canada.  The AAP allows the Company’s clients to purchase access to a broad base of our intellectual property through an electronic portal for a specified period.  The Company is currently translating the core content included in the AAP offering into 16 languages, which is expected to be completed and launched in early March 2017.  The Company believes that a broad range of clients, from large multi-national organizations to smaller organizations served by its international direct offices or licensee partners will be able to leverage the benefits of the AAP offering in their organizations.  However, the change to the AAP business model has required a transition both operationally, as the sales force adapts its sales strategy, and from an accounting point of view.  Operationally, the AAP sales cycle is typically longer than previous transactional type sales for revenues such as facilitator and onsite contracts.  The Company believes this change reflects the strategic nature of the AAP sale and the need for additional executive approvals at its clients.  During the first quarter of fiscal 2017, the Company decided to allow new AAP intellectual property contracts to receive updated content during the contracted period.  Accordingly, the Company now defers substantially all AAP revenue and recognizes it over the life of the corresponding contract.  The Company expects that the transition to the AAP business model will have a significant impact on its fiscal 2017 financial results as a higher percentage of the amount of AAP contracts invoiced during the year will be deferred.  However, the recognition of those deferred sales is expected to benefit future periods.

Financial Overview

The following is a summary of key financial results for the quarter ended November 26, 2016:

▪
Revenue:  Consolidated revenue for the first quarter of fiscal 2017 was $39.8 million compared with $45.2 million in the first quarter of the prior year.  The Company’s newly opened sales offices in China reported $3.0 million in sales, which met expectations, and the Education practice grew by $0.6 million, or seven percent, compared with the first quarter of fiscal 2016.  These increases were offset by 1) $2.2 million of increased AAP deferred revenues, which are recognized over the lives of the underlying contracts; 2) a $2.5 million decrease in domestic sales office revenues primarily resulting from the transition to the AAP-driven business model and lower on-site delivery revenue; 3) a $1.7 million decrease in Sales Performance practice revenues resulting primarily from a shift in the contracting period for several large potential contracts; 4) a $1.1 million decrease in sales from the Company’s sales office in the United Kingdom primarily resulting from the change in contract timing of a large contract in fiscal 2016; and 5) a $1.1 million decrease in international licensee royalty revenues as the Company’s China licensee was converted to a direct office ($0.6 million) and other licensee partners’ sales experienced a modest decline.

▪
All Access Pass Contracts:  For the quarter ended November 26, 2016, the Company invoiced $5.0 million of All Access Pass contracts and $1.3 million of related materials, compared with $0.4 million in the first quarter of fiscal 2016, when the AAP was introduced on a limited basis.

▪
Gross profit:  First quarter 2017 gross profit was $25.3 million compared with $30.1 million in the first quarter of fiscal 2016.  The decrease was primarily due to the impact of decreased revenues related to the increase in deferred revenue and the other factors described above.  The Company’s gross margin for the quarter ended November 26, 2016 was 63.6 percent of sales compared with 66.5 percent in the first quarter of fiscal 2016, and was affected by the increase in deferred revenue, the fixed costs of Education practice coaches, decreased licensee royalty revenues, the fixed amortization of curriculum and development costs, discounted onsite presentations available to AAP clients, and a change in the mix of offerings sold during the quarter.

▪
Operating Expenses:  The Company’s operating expenses in the first quarter of fiscal 2017 increased by $2.4 million compared with the same quarter of fiscal 2016.  The increase was due to a $2.6 million increase in selling, general, and administrative (SG&A) expenses, which were partially offset by $0.2 million of decreased depreciation and amortization costs.  Increased SG&A expenses were primarily due to opening new sales offices in China, increased bad debt costs, increased expenses related to the replacement of our existing enterprise resource planning system, and increased promotional and travel costs to open and promote the new China offices and to market our AAP offerings.

▪
Operating Income (Loss):  The Company’s loss from operations for the first quarter of fiscal 2017 reflected the factors noted above and was $(5.4) million compared with income from operations of $1.3 million in the first quarter of the prior year.

▪	Adjusted EBITDA: Adjusted EBITDA for the first quarter was a loss of $(2.8) million, compared with $4.5 million of income in the first quarter of fiscal 2016.
▪	Net Income (Loss): First quarter 2017 net loss was $(4.0) million compared with net income of $0.8 million in the first quarter of fiscal 2016, reflecting the above-noted factors.
▪	Earnings (Loss) Per Share (EPS): Loss per share for the quarter ended November 26, 2016 was $(.29) compared with $.05 diluted EPS in the first quarter of the prior year.
▪
Cash and Liquidity Remain Strong:  The Company’s balance sheet and liquidity position remained healthy through the first quarter of fiscal 2017.  The Company had $7.9 million of cash at November 26, 2016, compared with $10.5 million at August 31, 2016, and had no borrowings on its revolving credit facility.  Net working capital at November 26, 2016 was $32.5 million compared with $35.7 million on August 31, 2016.

▪
Adjusted EBITDA and Growth in Deferred Revenue Outlook:  The Company affirms its previously-announced fiscal 2017 guidance range for the sum of reported Adjusted EBITDA and growth in deferred revenue (less certain costs) of $35 million to $38 million.

Bob Whitman, Chairman and Chief Executive Officer, commented, “Our fiscal first quarter is an important staging quarter in which we make significant investments in growing our sales and delivery forces, marketing, developing new offerings, and building strong sales pipelines that form the basis for growth through the balance of the year.  We were very pleased to have achieved significant year-over-year growth in the amount of All Access Passes invoiced during the first quarter, including a very high renewal rate for those All Access Passes sold in last year’s first quarter.  We were also pleased that our sales pipelines grew significantly during the quarter, and that a significant start to the conversion of those pipelines began in December.  As a result of the foundation laid the first quarter, we expect our results for fiscal 2017 to fall within our previously provided guidance range, specifically, that the sum of reported Adjusted EBITDA plus the change in deferred revenue, less certain costs, will fall between $35 million and $38 million.”

Earnings Conference Call

On Thursday, January 5, 2017, at 5:00 p.m. Eastern time (3:00 p.m. Mountain time) Franklin Covey will host a conference call to review its financial results for the fiscal quarter ended November 26, 2016.  Interested persons may participate by dialing 888-771-4371 (International participants may dial 847-585-4405), access code: 44040852.  Alternatively, a webcast will be accessible at the following Web site: http://edge.media-server.com/m/p/b3trby32.  A replay will be available from January 5 (7:30 pm ET) through January 12, 2017 by dialing 888-843-7419 (International participants may dial 630-652-3042), access code: 44040852#.  The webcast will remain accessible through January 12, 2017 on the Investor Relations area of the Company’s Web site at:  http://investor.franklincovey.com/phoenix.zhtml?c=102601&p=irol-IRHome.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including those statements related to the Company’s future results and profitability; expected sum of Adjusted EBITDA and growth in deferred revenues in fiscal 2017; anticipated future sales; and goals relating to the growth of the Company.  Forward-looking statements are based upon management’s current expectations and are subject to various risks and uncertainties including, but not limited to: general economic conditions; renewal of AAP contracts; the performance of our offices in China; the impact of new sales personnel; the impact of deferred AAP revenues on future financial results; the expected number of booked days to be delivered; market acceptance of new products or services and marketing strategies; the ability to achieve sustainable growth in future periods; and other factors identified and discussed in the Company’s most recent Annual Report on Form 10-K and other periodic reports filed with the Securities and Exchange Commission.  Many of these conditions are beyond the Company’s control or influence, any one of which may cause future results to differ materially from the Company’s current expectations, and there can be no assurance that the Company’s actual future performance will meet management’s expectations.  These forward-looking statements are based on management’s current expectations and the Company undertakes no obligation to update or revise these forward-looking statements to reflect events or circumstances subsequent to this press release.

Non-GAAP Financial Information

Refer to the attached table for the reconciliation of a non-GAAP financial measure, “Adjusted EBITDA,” to consolidated net income, the most comparable GAAP financial measure.  The Company defines Adjusted EBITDA as net income or loss from operations excluding the impact of interest expense, income tax expense, amortization, depreciation, stock-based compensation expense, and certain other items such as adjustments to the fair value of expected earn out liabilities resulting from the acquisition of businesses.  The Company references this non-GAAP financial measure in its decision making because it provides supplemental information that facilitates consistent internal comparisons to the historical operating performance of prior periods and the Company believes it provides investors with greater transparency to evaluate operational activities and financial results.  We are unable to provide a reconciliation of the above forward-looking estimate of non-GAAP Adjusted EBITDA to GAAP measures because certain information needed to make a reasonable forward-looking estimate is difficult to estimate and dependent on future events which may be uncertain or out of our control, including the amount of

AAP contracts invoiced, the number of AAP contracts that are renewed, necessary costs to deliver our offerings such as unanticipated curriculum development costs, and other potential variables.  Accordingly, a reconciliation is not available without unreasonable effort.

About Franklin Covey Co.

Franklin Covey Co. (NYSE:FC) (www.franklincovey.com), is a global, public company specializing in organizational performance improvement.  We help organizations and individuals achieve results that require a change in human behavior.  Our expertise is in seven areas: leadership, execution, productivity, trust, sales performance, customer loyalty and education.  Over its history, Franklin Covey clients have included 90 percent of the Fortune 100, more than 75 percent of the Fortune 500, thousands of small and mid-sized businesses, as well as numerous government entities and educational institutions. Franklin Covey has more than 100 direct and partner offices providing professional services in over 150 countries and territories.

Investor Contact: Franklin Covey Steve Young 801-817-1776 investor.relations@franklincovey.com	Media Contact: Franklin Covey Debra Lund 801-817-6440 Debra.Lund@franklincovey.com

FRANKLIN COVEY CO.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per-share amounts, and unaudited)

	Quarter Ended
	November 26,	November 28,
	2016	2015

Net sales	$39,787	$45,218

Cost of sales	14,479	15,147
Gross profit	25,308	30,071

Selling, general, and administrative	29,095	26,489
Depreciation	866	912
Amortization	722	910
Income (loss) from operations	(5,375)	1,760

Interest expense, net	(504)	(464)
Income (loss) before income taxes	(5,879)	1,296

Income tax benefit (provision)	1,921	(506)
Net income (loss)	$(3,958)	$790

Net income (loss) per common share:
Basic and diluted	$(0.29)	$0.05

Weighted average common shares:
Basic	13,791	16,218
Diluted	13,791	16,352

Other data:
Adjusted EBITDA(1)	$(2,819)	$4,475

(1) The term Adjusted EBITDA (earnings before interest, income taxes, depreciation, amortization, stock-based compensation, and certain other items) is a non-GAAP financial measure that the Company believes is useful to investors in evaluating its results.
For a reconciliation of this non-GAAP measure to the most comparable GAAP equivalent, refer to the Reconciliation of Net Income (Loss) to Adjusted EBITDA as shown below.

FRANKLIN COVEY CO.
Reconciliation of Net Income (Loss) to Adjusted EBITDA
(in thousands and unaudited)

	Quarter Ended
	November 26,	November 28,
	2016	2015
Reconciliation of net income (loss) to Adjusted EBITDA:
Net Income (loss)	$(3,958)	$790
Adjustments:
Interest expense, net	504	464
Income tax provision (benefit)	(1,921)	506
Amortization	722	910
Depreciation	866	912
Stock-based compensation	1,214	763
Increase (reduction) to contingent earnout liability	(1,013)	130
China office start-up costs	479	-
Other expense	288	-

Adjusted EBITDA	$(2,819)	$4,475

Adjusted EBITDA margin	-7.1%	9.9%

FRANKLIN COVEY CO.
Additional Sales Information
(in thousands and unaudited)

	Quarter Ended
	November 26,	November 28,
	2016	2015

Sales by Division:
Direct offices	$21,247	$23,651
Strategic markets	4,761	7,195
Education practice	8,743	8,169
Licensees	3,431	4,519
Corporate and other	1,605	1,684

Total	$39,787	$45,218

Sales by Category:
Training and consulting services	$38,073	$43,194
Products	828	912
Leasing	886	1,112

	39,787	45,218
Cost of Goods Sold by Category:
Training and consulting services	13,558	14,058
Products	435	522
Leasing	486	567
	14,479	15,147
Gross Profit	$25,308	$30,071

FRANKLIN COVEY CO.
Condensed Consolidated Balance Sheets
(in thousands and unaudited)

	November 26,	August 31,
	2016	2016
Assets
Current assets:
Cash	$7,876	$10,456
Accounts receivable, less allowance for
doubtful accounts of $2,231 and $1,579	54,717	65,960
Receivable from related party	2,117	1,933
Inventories	5,077	5,042
Income taxes receivable	2,633	-
Prepaid expenses and other current assets	8,053	6,350
Total current assets	80,473	89,741

Property and equipment, net	17,172	16,083
Intangible assets, net	49,471	50,196
Goodwill	19,903	19,903
Long-term receivable from related party	1,281	1,235
Other assets	12,989	13,713
	$181,289	$190,871

Liabilities and Shareholders' Equity
Current liabilities:
Current portion of financing obligation	$1,712	$1,662
Current portion of term notes payable	5,000	3,750
Accounts payable	7,440	10,376
Income taxes payable	-	4
Deferred revenue	20,282	20,847
Accrued liabilities	13,516	17,418
Total current liabilities	47,950	54,057

Financing obligation, less current portion	22,493	22,943
Term notes payable, less current portion	12,813	10,313
Other liabilities	1,235	3,173
Deferred income tax liabilities	6,328	6,670
Total liabilities	90,819	97,156

Shareholders' equity:
Common stock	1,353	1,353
Additional paid-in capital	212,368	211,203
Retained earnings	72,670	76,628
Accumulated other comprehensive income	587	1,222
Treasury stock at cost, 13,320 and 13,332 shares	(196,508)	(196,691)
Total shareholders' equity	90,470	93,715
	$181,289	$190,871